The Prospectus and Statement of Additional Information relating to the FST Select Shares of Goldman Sachs Trust's (the "Trust") Financial Square Prime Obligations Fund, Money Market Fund, Treasury Obligations Fund, Treasury Instruments Fund, Government Fund, Federal Fund and Tax-Free Money Market Fund as filed with the Securities and Exchange Commission on April 13, 2000 as part of the Trust's Post-Effective Amendment No. 64 pursuant to the Securities Act of 1933 (Accession No. 0000950130-00-002072) are incorporated herein by reference.

The Prospectus and Statement of Additional Information relating to Goldman Sachs Trust's (the "Trust") CORE Tax-Managed Equity Fund as filed with the Securities and Exchange Commission on January 14, 2000 as part of the Trust's
Post-Effective Amendment No. 61 (Accession NO. 0000950130-00-000099) are incorporated herein by reference.